Exhibit 99.2

NEWS RELEASE

NEW YORK, September 4, 2018

Voya Financial Commences Cash Tender Offers for Debt Securities

Voya Financial, Inc. (NYSE: VOYA) (“Voya” or the “Company”) announced today that it has commenced two cash tender offers (the “Tender Offers”) to purchase four series of notes and debentures of Voya and Voya Holdings Inc., a Connecticut corporation and wholly-owned subsidiary of Voya (“Voya Holdings”), listed in the table below (the “Securities”). The Tender Offers consist of (i) an offer to purchase (the “Any and All Tender Offer”) any and all outstanding 7.250% Debentures due 2023, 7.625% Debentures due 2026, and 6.970% Debentures due 2036 of Voya Holdings (collectively, the “Voya Holdings Debentures”) and (ii) an offer to purchase (the “Maximum Tender Offer”) up to the maximum aggregate principal amount of Voya’s 5.500% Senior Notes due 2022 (the “2022 Notes”) that Voya can purchase (exclusive of accrued interest) for an amount equal to the excess, if any of $325 million over the amount paid (exclusive of accrued interest) to purchase the Voya Holdings Debentures validly tendered and accepted for purchase in the Any and All Tender Offer (the “Maximum Tender Amount”). Voya reserves the right, but is not obligated, to increase the Maximum Tender Amount in its sole and absolute discretion without extending the applicable Early Participation Date or Withdrawal Date (each as defined below) or otherwise reinstating withdrawal rights, except as required by applicable law. 2022 Notes validly tendered pursuant to the Maximum Tender Offer and accepted for purchase may be subject to proration. The complete terms of each Tender Offer are set forth in the offer to purchase and the related letter of transmittal, each dated today. Securities that are accepted for purchase in the Tender Offers will be retired and cancelled by Voya or Voya Holdings, as applicable.

Title of Security	Issuer	CUSIP	Maturity Date	Early Tender Premium(1)	Reference Security	Bloomberg Reference Page	Fixed Spread (basis points)	Hypothetical Total Consideration(2)
Offer for Debentures Listed Below: Any and All Tender Offer

7.250% Debentures due 2023*	Voya Holdings Inc.	008117 AG8	8/15/2023	$30	2.750% Treasury Bond due August 31, 2023	FIT1	35	$1,188.17
7.625% Debentures due 2026*	Voya Holdings Inc.	008117 AH6	8/15/2026	$30	2.875% Treasury Bond due August 15, 2028	FIT1	75	$1,275.38
6.970% Debentures due 2036*	Voya Holdings Inc.	008117 AJ2	8/15/2036	$30	3.125% Treasury Bond due May 15, 2048	FIT1	115	$1,356.40
Offer for Notes Listed Below: Maximum Tender Offer
5.500% Senior Notes due 2022**	Voya Financial, Inc.	45685E AB2 45685E AA4 U45717 AA0	7/15/2022	$30	1.750% Treasury Bond due June 30, 2022	FIT5	50	$1,079.96

*	Guaranteed by ING Groep N.V.
**	Guaranteed by Voya Holdings

(1)

The Total Consideration payable for each $1,000 principal amount of Securities validly tendered on or prior to the applicable Early Participation Date and accepted for purchase by us includes the Early Tender Premium. In addition, holders whose Securities are accepted will also receive accrued interest on such Securities.

(2)

Per $1,000 principal amount of Securities and shows a hypothetical Total Consideration based on the Reference Yield (as defined in the Offer to Purchase) as of 11:00 a.m., New York City time on August 31, 2018, assuming that we elect to purchase the Voya Holdings Debentures validly tendered on or prior to the Early Participation Date, and assuming the hypothetical Total Consideration therefor is paid, on September 19, 2018, the expected Early Settlement Date (as defined below), and that the hypothetical Total Consideration for the 2022 Notes is paid on October 3, 2018, the expected Final Settlement Date (as defined below).

Consummation of the Tender Offers is subject to a number of conditions, including the absence of any adverse legal and market developments and a financing condition (as described in the offer to purchase). Subject to applicable law, Voya may waive certain of these conditions or extend, terminate or otherwise amend the Tender Offers.

The early participation date for the Tender Offers is 5:00 p.m., New York City time, on September 17, 2018 (the “Early Participation Date”), and the expiration date for the Tender Offers is 11:59 p.m., New York City time, on October 1, 2018 (each an “Expiration Date”) (in each case, subject to extension). As indicated in the table above, the price to be paid for each series of Securities will be based on fixed spreads to certain reference benchmarks, as further described below. The prices to be paid for the Securities will be calculated on the basis of the yield to the applicable maturity date of the applicable reference security listed in the table above determined at 11:00 a.m., New York City time, on September 18, 2018, plus the fixed spread applicable to such Security as set forth in the table above. Holders whose Securities are accepted in the Tender Offers will also receive a cash payment representing accrued interest from the most recent interest payment date to, but excluding, the applicable Settlement Date (as defined below).

Voya reserves the right, but is under no obligation, at any point following the Early Participation Date and on or prior to the Expiration Date, subject to all conditions to the Any and All Tender Offer having been satisfied or waived by Voya, to accept for purchase on the early settlement date (the “Early Settlement Date”) any Voya Holdings Debentures validly tendered (and not subsequently validly withdrawn) on or prior to the Early Participation Date. The Early Settlement Date will be determined at our option and is currently expected to occur on September 19, 2018, subject to all conditions to the Any and All Tender Offer having been satisfied or waived by the Company. Irrespective of whether Voya chooses to exercise its option to have the Early Settlement Date, it will purchase any remaining Securities that have been validly tendered (and not subsequently validly withdrawn) on or prior to the Expiration Date (subject to the Maximum Tender Amount and proration, if any, with respect to the 2022 Notes) promptly following the Expiration Date on the final settlement date (the “Final Settlement Date” and, each of the Early Settlement Date and the Final Settlement Date, a “Settlement Date”). The Final Settlement Date is expected to occur on October 3, 2018, the second business day following the Expiration Date, subject to all conditions to the applicable Tender Offer having been satisfied or waived by the Company.

The following is a brief summary of certain key elements of the Tender Offers:

•

Holders who validly tender and who do not validly withdraw their Securities at or prior to the Early Participation Date, and whose Securities are accepted for purchase, will receive the Total Consideration (as defined in the offer to purchase).

•

Holders who validly tender their Securities after the Early Participation Date but on or prior to the Expiration Date, and whose Securities are accepted for purchase, will only be eligible to receive the Tender Offer Consideration, which is equal to the Total Consideration less the Early Tender Premium (as set forth in the table above).

•	Tenders of Securities may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on September 17, 2018 (subject to extension) (the “Withdrawal Date”), but not thereafter.

•

Voya reserves the right, but is under no obligation, to increase the Maximum Tender Amount. In the event of any such increase, Voya will not be obligated (except as required by applicable law) to extend the Early Participation Date, the deadline for withdrawal or the Expiration Date.

•	If the Maximum Tender Amount is sufficient to purchase some, but not all, of the 2022 Notes in the Maximum Tender Offer, Voya will accept for payment such tendered notes on a prorated basis.

•

The Tender Offers are subject to conditions, including a financing condition that provides that the Tender Offers are conditioned on Voya having issued and sold, in one or more capital markets financing transactions, on terms satisfactory in Voya’s reasonable judgment, equity securities providing net proceeds equal to substantially all, in Voya’s reasonable judgment, of the combined aggregate purchase price for the notes and debentures accepted in the Tender Offers. This press release is not an offer to sell or the solicitation of an offer to buy any securities that may be offered or sold in any such capital markets financing transactions.

•

Voya currently intends to redeem some or all of the 2022 Notes that remain outstanding following the completion of the Maximum Tender Offer. However, Voya is not obligated to undertake any such redemption, and there can be no assurance that it will redeem any 2022 Notes or as to the amount to be redeemed or the timing of such redemption. Voya may also use the proceeds of the capital markets financing transactions to redeem some or all of the 2022 Notes irrespective of whether the Maximum Tender Offer is consummated. The foregoing does not constitute a notice of redemption or an obligation to issue a notice of redemption for the 2022 Notes.

Voya may modify, extend or terminate either Tender Offer without similarly modifying or terminating the other Tender Offer.

This press release is qualified in its entirety by the offer to purchase and related letter of transmittal.

Voya has retained Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC as the Dealer Managers. Ipreo LLC is the Tender Agent and Information Agent. For additional information regarding the terms of the Tender Offers, please contact: Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-2955 (collect); Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect); Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 292-0070 (toll-free) or (980) 387-3907 (collect); or RBC Capital Markets, LLC at (866) 375-6829 (toll-free) or (212) 618-7706 (collect). Requests for documents and questions regarding the tendering of Securities may be directed to Ipreo LLC by telephone at (212) 849-3880 (for banks and brokers only) or (888) 593-9546 (for all others toll-free), by email at tenderoffer@ipreo.com or to the Dealer Managers at their respective telephone numbers.

This press release does not constitute an offer or an invitation by Voya to participate in the Tender Offers in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction.

COMMENTARY REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release, including those describing the expiration, settlement and completion of the Tender Offers, constitute forward-looking statements. These statements are not historical facts but instead represent only Voya’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Voya’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Trends and Uncertainties” and “Business-Closed Blocks-CBVA” in Voya’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018, in Voya’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 6, 2018, and the other filings Voya makes with the SEC.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Michael Katz 212-309-8999 IR@voya.com

Bill Sutton 860-580-2626 William.Sutton@voya.com	Billy Cheung 212-309-8984 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 14.3 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $8.6 billion in revenue in 2017. The company had $528 billion in total assets under management and administration as of June 30, 2018. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as one of the 2018 World’s Most Ethical Companies® by the Ethisphere Institute, one of the 2018 World’s Most Admired Companies by Fortune magazine and one of the Top Green Companies in the U.S. by Newsweek magazine.

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